UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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THE GOODYEAR TIRE & RUBBER COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Commencing on March 24, 2015, The Goodyear Tire & Rubber Company provided the following information to certain shareholders:

2015 Update on Supermajority Voting Provisions and Corporate Governance Overview

Current Supermajority Voting Provisions in
Goodyear’s Governing Documents

Articles of Incorporation (Charter):
No express provisions require the vote of more than a majority of our common stock
Standard provisions that protect the economic interests of preferred stockholders require a two-
thirds vote of our preferred stock
No preferred stock is currently issued and outstanding
Code of Regulations (Bylaws):
To remove all of the directors requires the approval of two-thirds of our common stock
To remove less than all of the directors requires the approval of approximately 93% of our common stock, due to a mandatory provision of Ohio law that is intended to protect cumulative voting rights
Unless cumulative voting is eliminated, the ability of shareholders to remove a director is illusory
To amend these provisions requires the approval of two-thirds of our common stock

Company Proposals on the 2015 Ballot

Proposal 4:
Reduces the vote required to remove a director to a majority of our common stock and, to make that change meaningful, eliminates cumulative voting. Also reduces the threshold to make further amendments to these provisions to a majority of our common stock.
Substantially implements the shareholder proposal described on Slide 4
Reduces the vote required to the lowest permitted under Ohio law
Proposal 5:
Reduces the shareholder vote required for mergers, consolidations and sales of substantially all of the Company’s assets from the statutory two-thirds to a majority of our common stock
Betters the shareholder proposal and further improves our corporate governance profile
Reduces the vote required to the lowest permitted under Ohio law
The Board of Directors asks you to vote FOR Proposals 4 and 5

The Shareholder Proposal on the 2015 Ballot is
Implemented by the Company’s Proposals

A shareholder submitted a non-binding proposal requesting that the Board “take the steps necessary so that each voting requirement in our charter [Articles] and bylaws [Regulations] that calls for a greater than simple majority vote be eliminated . . .”
We decided to present both proposals for a shareholder vote after the SEC suspended no-action relief for conflicting proposals
The Board recommends a vote AGAINST this proposal because:
Company Proposal 4 substantially implements the shareholder proposal
Company Proposal 5 betters the shareholder proposal by also reducing the shareholder vote required by statute for business combinations to a majority of our common stock
The Company Proposals are binding and implement these important governance changes now
The Board of Directors asks you to vote FOR Proposals 4 and 5
and
AGAINST the Shareholder Proposal (Proposal 6)

Annually elected directors; no classified board
Majority voting for the election of directors with a resignation policy
Lead independent director with clear, robust responsibilities
100% independent compensation, audit and nominating committees
Regular executive sessions of the independent directors
Overboarding policy in place for directors
Conduct annual Board and Committee evaluations
No poison pill in place
Shareholders have the right to call a special meeting at 25%
Clear and robust corporate governance guidelines
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Overall Commitment to Good Governance

Board of Directors
All directors are independent, except CEO and one labor union-affiliated director
Elected by a binding majority vote standard in annual elections of the full board
Lead Independent
Director
Lead independent director has clearly-defined, robust roles and responsibilities
Current lead independent director is actively engaged in matters related to compensation
Compensation
Committee
Our Compensation Committee consists of entirely independent directors
The Committee has undertaken significant analysis and enhancement of the program in response to investor concerns
Independent Advisors
Our Compensation Committee has engaged and considers the advice of an independent compensation consultant
Ongoing Investor Input
and Dialogue
Lead independent director and senior management team have engaged with investors and have acted on their feedback regarding Goodyear’s compensation program
Continuing to engage extensively with our investors, including, among others:
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Large institutional investors
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Pension funds
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Proxy advisory firms
Focused, Engaged, and Independent Oversight
of the Compensation Program

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Incentive Program Financial Metrics
Annual
Incentives
Annual Performance Plan
EBIT (40%)
Operating Drivers (20%)
- Working Capital Excellence (Average working capital as a % of sales)
- Total Delivered Cost Productivity (Cost savings)
- New Product Vitality
Free Cash Flow from Operations (40%)
Long-Term
Awards
Performance-Based Awards
(Paid out in equity and cash)
Relative
TSR Modifier
(+/-20%)
Net Income
(50%)
Stock Options
Cash Flow Return on Capital (50%)
Pay and Performance are Closely Aligned

No dividends or dividend equivalents on unearned performance-based equity awards
No repricing of options without shareholder approval
No pension credit for newly hired executives to make up for service at prior employers
Double-trigger change-in-control provisions and no walk-away rights
No tax gross-ups
Robust stockholding guidelines, including stock retention provisions
No hedging or pledging of company stock
Robust clawback policy
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Sound Executive Compensation Practices